Exhibit 99.1

Amedisys

Second Quarter 2004 Earnings Conference Call

August 3, 2004

10:00 a.m. EST

OPERATOR: Good morning ladies and gentlemen and welcome to the Amedisys < Company: Amedisys; Ticker: AMED; URL: http://www.amedisys.com > Second Quarter 2004 Earnings Conference Call. At this time all participants have been placed on a listen only mode and the floor will be open for your questions following the presentation.

It is now my pleasure to turn the floor over to our host, Mr. Brian Ritchie, from Euro RSCG Life NRP. Sir, the floor is yours.

BRIAN RITCHIE, EURO RSCG LIFE, NRP: Good morning and thank you for joining us today for Amedisys Investor conference call to discuss recent corporate developments relative to this morning’s second quarter 2004 earnings announcement.

By now you should have received the press release, and if for some reason you have not received the press release or are unable to log on to the web-cast, please call me, Brian Ritchie, of Euro RSCG Life NRP, at 212-845-4269 and I’ll be happy to assist you.

Speaking today we have the company’s President and Chief Executive Officer Bill Borne; the company’s Chief Financial Officer, Greg Browne; and the company’s Chief Operating Officer, Larry Graham. Management will give you an overview of the quarter highlights and then open the call for questions and answers.

Before we get started, we would like to remind you that this conference call may contain forward looking statements regarding future event or the future financial performance of the company, including, without limitation, statements regarding operating results in calendar 2004, earnings per share in 2004, growth opportunities and other statements that refer to Amedisys plans, prospects, expectations, strategies, intentions and beliefs. These forward looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change.

For additional information, please see the cautionary statements included in Amedisys’ most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time I will turn the conference call over to Bill Borne. Please go ahead Mr. Borne.

BILL BORNE, AMEDISYS: Thanks Brian. Good morning. I want to welcome and thank everyone for your participation in our Second Quarter Conference Call. We appreciate your enthusiasm and continued support for Amedisys.

The company continues to focus on our core strategic initiative, of which we have outlined in previous calls. Primarily, our efforts are focused on internal growth supplemented with acquisition that meet our stated criteria. We have seen a substantial increase in our internal growth rate of admission to 34 percent in the second quarter, as compared to 22 percent in the first quarter and 8 percent in the second quarter of 2003.

There are several factors behind this strong internal growth including a more effective overall sales force. With an increased emphasis on education of our referral sources and our uncompromised focus on marketing and developing our specialty disease program. Larry will comment in greater detail on this extraordinary rate of internal growth, but I would like to give my thanks to the hard work of our entire staff that have made this possible.

As mentioned in previous calls, CMS has now initiated the process of requesting disease manifest proposals for the Medicare population from third party. It is our expectation to formally respond to this RFP within the next week. We’re excited about the possibility to participate in this pilot program, which is expected to develop into a more significant opportunity in the next few years. Our hope is that Amedisys will ultimately be selected as a chronic care improvement organization.

The acquisition of ten home-held agencies and two associated hospices from Tenet Healthcare is now complete. We are pleased with the progress made so far in integrating these locations and most importantly, we’re excited about the enthusiasm shown by the employees for this transition.

We also welcomed employees from our most recent acquisition in Vicksburg, Mississippi to the Amedisys family. Although these acquisitions are expected to be accretive in 2004, they have not contributed materially to our second quarter results. Our balance sheet continues to improve, which include over 22.3 million dollars in cash, even after paying for the Tenet and Vicksburg acquisitions. In addition, the G&E (ph) facility will add our financial flexibility, allowing the company to take advantage of future acquisition opportunities.

Our previously communicated guidance indicates that our revenue for 2004 would be 200 to 210 million dollars. We are pleased to revise this number, as well as our EPS, upwards. Greg will expand on our guidance shortly.

Again, as mentioned in previous conference calls, our resident internal growth plans, coupled with recent significant acquisitions, as well as our ongoing consideration of additional acquisitions, will require further expansion of our operational and management infrastructure. Please keep in mind that our guidance reflects considerations of increased administrative costs. A significant portion of this added cost is primarily attributable to our enhanced focus on employee retention and education. We have spent significant resources on an aggressive orientation strategy, which includes activities that allow selected senior management and myself to reach each and every employee within six weeks of hire. While the initial cost of this program is high, we believe that all recurring benefits of employee retention and reducing recruiting costs will create measurable leverage in the future. Our internal overall rates are falling while surveys indicate that over 70 percent of our new employees are being recruited by word of mouth. We believe this growing enthusiasm and engaging culture has contributed significantly to our dramatic growth and success.

We have also added many resources, corporately to enhance our human resources, accounting, clinical and compliant oversight. We believe that added overhead is imperative to support our rapidly growing organization. The ongoing focus of our stated growth strategy, combined with a more stable re-imbursement environment for Medicare, well positions Amedisys to be the nations leading Medicare Home Nursing provider.

I would like to conclude my remarks by extending my heart-felt thanks to all of our Amedisys staff whose dedicated efforts help us every day to carry out our mission.

I will now pass this call to Greg, so he can provide his financial overview, which will then be followed by Larry with a brief operational update. Following Larry’s update, we will open the call to the Q&A session. Thank you.

GREG BROWNE, AMEDISYS: Thanks Bill. I’ll now discuss financial highlights for the three, for the six months ended June 30th. (inaudible) with respect to the income statement and the balance sheet, as well as comment on both re-investment and guidance. I also intend to address the significant, sequential improvement in revenue.

Our revenues of 56.9 million represent an increase of 77 percent on 2003, and reflected a strong internal growth mentioned in the press release, as well as the acquisitions, the Metro, Houston, Tenet and to a lesser extent, Vicksburg. These acquisitions accounted for approximately 12.1 million of the 24.7 million dollar increase in revenue over a comparable period of 2003.

Revenues of 104.2 million for the six months ended June 30th represent an increase of 40.9 million or 64.6 percent on the previous year, with a gain (inaudible) and internal growth.

The quarter, our reported gross margin of 33.3 million reflected a percentage of approximately 58 1/2 percent of revenue, slightly below the first quarter number of 58.9 percent and the second quarter number for 2003 of 59.3 percent. This number exceeded our overall expectations, given that our acquisitions generally take up to 12 months to reach the level of existing operations. For the six months our gross margins percentage was 58.7 percent, marginally below the 58.9 percent reported for the first six months of 2003.

General and administrative expenses at 25.2 million were higher by 4.3 million than the first quarter of 2004. Of this increase approximately 10 million is directly attributable to the Tenet acquisition, with 700,000 approximately to the growth in existing locations and start-ups. With the balance of 1.6 million, used for additions at our corporate office to deal with the strong growth, including the significant amounts of training and orientation activity that Bill mentioned.

Our general and administrative expenses remained materially unchanged from the first quarter on a percentage of revenue basis at 44.3 percent, although significantly lower than the 51.4 percent reported for the second quarter of 2003.

Our operating income for the quarter of 8.1 million was substantially above the 2.6 million reported in the second quarter of 2003, and for the six months total 15 million, over 3 times the 4.7 million reported for the comparable period of 2003.

For the quarter ended June 30th, our net income of 5 million or 39 cents per diluted share is our pre-tax provision of 38.2 percent, which appears as 1.5 million, or 16 cents per diluted share in the second quarter of 2003. And for the six months ended June 30th our net income was 9.2 million, or 72 cents per diluted share, when compared with 2.7 million, or 28 cents per share in the comparable period of 2003.

The sequential increase in revenues on the first quarter of 9.6 million is attributable approximately to the following fact. 4.2 million due to internal growth in Medicare completed episodes and (inaudible) of over 11 percent. 4.6 million due to the Tenet acquisition and the first month of Vicksburg. And please bear in mind that this does not represent a full quarter of Tenet.

Approximately 500,000 dollars from the net of the two price changes which were effective April the 1st and a further 300,000 due to an increase in revenue per episode over and above the re-imbursement increase.

The company recorded an increase in total revenue per episode in the second quarter, taking the total to approximately 2,586 dollars, which represents an increase of 130 basis points over the first quarter. (inaudible) reimbursement changes which went into effect April the 1st, with small input (inaudible) As Amedisys now completes over 18 thousand episodes of care each quarter, relatively small variations in revenue per episode can cause significant changes to revenue. These numbers will, therefore, vary from quarter to quarter and should not be taken as an indication that this sort of improvement can be achieved in subsequent quarters.

With reference to the balance sheet, as Bill mentioned, our cash balance fell (ph?) 22.3 million after making both payments with respect to the Tenet acquisition, the 1.65 million in cash for the Vicksburg acquisition. The company made scheduled debt payments of 1.5 million during the second quarter and

(inaudible) no longer has any interest bearing debt to CMS. We expect to pay down principle of approximately 2.1 million during the balance of 2004, and total debt, including medicare liability totaled 15.1 million at June 30th, the net reduction of 1.3 million during the quarter, affecting our ongoing commitment to de-leveraging the company.

Day sales outstanding increased to 37.5 days from the 35 days approximately we reported as March, primarily as a result of the Tenet acquisition. The change of ownership paperwork is now substantially complete, but we would expect this number to revert to approximately 35 days by December 31st. We saw a similar phenomenon last year following the acquisition of Metro, when the day sales outstanding went from 35 days in September to almost 40 days at December before reverting to 35 days again at March.

I would like to add that the company now expects to be paying between 1 to 2 million in cash taxes quarterly for at least the next three quarters, with the expectation that payments thereafter would approximate the (inaudible) spent (ph?).

Our capital expenditure for the quarter totaled 1.6 million, considerably more than our previous run-rate. Of this amount, approximately 500,000 dollars related to re-housing and equipping the new Tenet locations; 200,000 were added to a pilot study of telemarketing equipment, and a further 100,000 for our recent payroll conversion, which was effective July 1st.

We will now expect the numbers for fiscal 2004 of approximately 3.6 million as compared with 3 million previously advised. Cash flow was clearly very strong, with EBITDA at 9 million and cash flow from operations for the quarter at 6.3 million. The difference here can be attributed to the increase in receivables arising from the Tenet acquisition, as I mentioned earlier.

As previously stated, the company has an agreement with GE Healthcare Financial Services <Company: GE Financial Healthcare Services; Ticker: URL: http://www.gehealthcarefinance.com > in relation to a 25 million dollar revolving credit facility which does provide the company with resources in the case of potential acquisition candidates and also to utilize general corporate purposes.

Reimbursement: To recap the current reimbursement environment effective October the 1st last year, legislation for a market (inaudible) increase went into effect, which amounted to approximately 3 percent increase in Medicare revenue per episode, which specifically applied to Amedisys. The Prescription Drug Act passed in December enacted two changes to Medicare reimbursement. First, a 12 month, 5 percent increase in reimbursement per patient in rural areas, approximately 27 percent of our current patient census. And secondly, a 0.8 percent reduction in the base episode rate extending for 33 months to December 2006. Both these changes were effective, the Medicare episodes ending on or after April the 1st 2004, and represent a net increase of approximately 0.6 percent through December 31st of this year. And effective January the 1st, 2005, Amedisys will receive the market (inaudible) increase apparently estimated to be approximately 2 percent. Although, to reiterate, Med-Pac has recommended that this number be reduced to ‘0’.

Although our industry association believes it unlikely that congress will address reimbursement issues this year, it is still possible, and CMS also has regular (inaudible) to impact re-imbursement.

Guidance: We are raising our EPS guidance for 2004 to a dollar 43 to a dollar 49 cents per share on revenues in excess of 215 million dollars, and our guidance for the first quarter of 2004 is that earnings per share will total between 34 and 38 cents per diluted share. Our guidance (inaudible) diluted shares will total approximately 12.9 million for the third quarter and 12.8 million for the full 2004 year. Larry will now comment on operations.

LARRY GRAHAM, AMEDISYS: Thank you Greg. Our operational strategic plan continues to center around our internal and external growth strategy. Due in part to our strict adherence to these strategies, our second quarter internal growth rate over last year in Medicare admissions is 34 percent. Our total growth rate over the second quarter of last year in Medicare admissions was 59 percent. These results surpass the first quarters’ internal Medicare admissions number of 22 percent and the total growth rate in Medicare admissions of 36 percent, both of which have been record growth rate for Amedisys. In addition to the factors listed in the press release, our strong internal growth, and that of others in our industry, is partly attributable to a market growing at least 7 to 9 percent annually. We see this industry growth trend continuing, due largely to the increase in Medicare enrollees, increase in home-health spending and the ageing population. Also, 7 percent of our second quarter growth rate was due to start-ups. We continue to focus on growing our business through the implementation of a dual strategy centered on internal growth initiatives, via same-store sales, and an accelerated slate of start-ups, in addition to excellent growth opportunity via acquisitions that meet our strategic criteria.

Start-up continue to play a roll in our expansion. For the full year 2003 we opened 9 branch locations. For the first 2 quarters of 2004 we have opened 5 new locations and anticipate the opening of 7 additional branches by year end. For 2005 we have already identified a number of potential start-ups. Our plan is to continue with our strategic branch expansion based upon local market opportunity.

On the acquisition front, year to date all Tenet acquisition locations are completed the installation of our IT system. Tenet site (ph?) directors, sales force and clinical education has been completed. All new sites have received a core transition competency and we are in Phase II integration with focused education and on-site leadership. In addition to a multi-state Tenet location, we acquired Vicksburg Home Health on July 1st. This acquisition has also completed the IT Systems in place and is at the same integration phase as the Tenet location. As previously stated, we will continue to evaluate new acquisitions that meet our strategic goals on a go-forward basis. Those acquisition candidates are ideally hospital based and are multi-site operations designed typically within the southeast region, that do not have quantifiable risk factors as identified through the due-diligence process.

I would like to end my comments with a brief discussion on developments in our disease management program.

In the first part of the year we rolled out two disease management programs system wide. Behavioral Health at Home, which is our psychiatric program, and the Geriatric Surgical Home Recovery Program, which focuses on the elderly patient recovering from a recent surgery. We have recently rolled out a company-wide initiative identifying all top ten local hospital discharge diagnosis volumes in the markets we service. We believe this will further enhance the focus of market-specific disease management implementation and improve local opportunities for growth. In addition, we continue to be on track to complete our congestive heart failure program by the fourth quarter of this year.

In summary we are pleased with the second quarter results. We estimate that our third quarter growth rate will be at least 15 percent. We continue to focus on being the premier low-cost, high-quality provider in home health. We believe that focus, our execution and commitment to clinical excellence will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees and vendors.

At this time we will open the call to your questions. Please limit yourself to two questions so that we may allow everyone who wishes to ask a question. Time permitting, we will allow for follow-up questions. Thank you.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question you may press ‘star’ then ‘1’ on your telephone key pad. If at any point your question has been answered and you’d like to remove yourself from the queue, press the ‘pound’ key. And we do ask that you please pick up your handsets to minimize any background noise. So once again, if you do have a question please press ‘star’ then ‘1’ on your telephone keypad.

Our first question is coming from Art Henderson of Jeffries and Company <Company: Jefferies & Company, Inc; Ticker: JEF; URL: http://www.jefco.com >.

ART HENDERSON, JEFFRIES & COMPANY: Hi, good morning. Very nice work this quarter. Could you first comment about trends you expect to see in gross margins over the next few quarters?

GREG BROWNE: Yes, Art, we would expect to see, roughly consistent margins, maybe slightly better, and just marginally, marginally better in the next two quarters, only because, you know, with (inaudible) this Tenet locations up to a level which was consistent with our other operations. Although, of course, we’ve continued to see some cost pressures, you know, cost of revenue, for example we increased our mileage reimbursement again, effective July 1st. And as I mentioned, starting on January 1st, we will get a slight bump in reimbursement of approximately 2 percent, and as we’ve seen a little bit in this year’s, you know, our first quarter next year will probably be a little higher, and then the cost pressures (inaudible) begin during the year. So, I don’t expect to see dramatic changes in (inaudible) .

ART HENDERSON: OK. And, just two other questions, I’m sorry. The intro emissions wrote (ph?) was great this quarter. You’re sort of highlighting 15 percent next quarter, but, longer term, I mean, surely that’s got to come down and I was wondering if you might be able to comment on that?

LARRY GRAHAM: Yes this is Larry. How are you doing?

ART HENDERSON: Good, hey Larry:

LARRY GRAHAM: Great. You know, any guidance we put at least 15 percent in quarter 3. We are very pleased with 34 percent and did 22 percent in the first quarter, but we do not believe, articulating that we can continue at 34 percent is prudent. So I agree with you that long-term, 34 percent internal growth rate will not be sustainable, but we are also very pleased to be able to articulate that we believe we can sustain a 15 percent internal growth rate going into quarter three, and we think that’s more reasonable. 15 to 20 percent is more reasonable long term.

ART HENDERSON: OK. And then, last question. Could you talk a little bit about your compliance issue – you know, compliance as it relates to billing and clinical management. Could you just kind of address that? What you have in place and how you monitor things?

LARRY GRAHAM: I’ll try and put it in layman’s terms, and I’ll use the Tenet acquisition as a perfect example, because these were new employees that were not used to the Amedisys way, if you will. We do a lot of up-front coding education; we hired a home-care coding expert that discusses and goes to training with all the people responsible for coding in our organization. On top of that, once they begin coding, our wide area network or our information system sweeps all the Oasis data (inaudible) or the admissions out there, and looks for clinical inconsistencies in the way that a code or they have answered specific questions, and then calls them, specifically, on the phone, in all of our regions, and educates them on what they’re doing right or what they’re doing that they could improve upon. And then beyond that, after an episode is completed, we really focus on the outcome of an episode, and make sure that the outcome agrees with the way we answered the Oasis data set. So, we do educational and finance, then we do what we call global suite, ongoing education (inaudible) and then we closely monitor the outcome.

ART HENDERSON: OK. The check and balances are pretty significant, beyond when someone coasted in at the branch location.

LARRY GRAHAM: Absolutely. We have a centralized episode management department that looks, from a compliance perspective, and – but the specific issue you’re talking about on the revenue per episode – it’s also important to note that we’re in the south region, Arthur, and if you look at our averages compared to national averages, we’re going to be higher. But if you look at our averages compared to the top region, we’re more in line. Just based on the life-styles in the south, the demographics of the aging population and the migration of the elderly population to the south, you’ll find that we’re taking care of a sicker population in the nation, if you will.

ART HENDERSON: Yeah. OK. Great. That’s great. Thanks so much

OPERATOR: Thank you. Our next question is coming from John Ransom of Raymond James <Company: Raymond James & Associates; Ticker: RJF; URL: http://www.raymondjames.com > .

JOHN RANSOM, RAYMOND JAMES: Good morning. Relative to Tenet, and I may have missed this, I apologize, but is there an EPS accretion estimate for that acquisition in this quarter versus the first quarter?

GREG BROWNE: John, this is Greg Browne. We originally gave guidance with the we believe the Tenet acquisition with add between 7 and 10 cents for the whole of 2004, and we still believe that to be approximately correct, but we haven’t specifically ascribed anything, at a particular number, (inaudible) first quarter. But Bill did mention in his remarks that it did not add materially to our earnings in 2-2.

JOHN RANSOM: So it added nothing? Added nothing this quarter. OK.

GREG BROWNE: Right.

JOHN RANSOM: Alright, and just kind of staying on this acquisition topic: What are you – obviously between you and Gentiva you’re less than 5 percent of the Medicare industry. What are you seeing – could you describe – according to CMS about a third of the remaining agencies are with hospitals and two thirds are free-standing. As you guys look at opportunities to add to your base, what do you see? How would you characterize the market out there to purchase home health agencies, and how it may have changed, and where evaluations are going, and just what the quality of the pipeline looks like out there.

BILL BORNE: John, this is Bill. Thanks for your question. You know, we see our focus from Amedisys perspective, is the (inaudible) of need phase and the multi-side providers that Larry mentioned as well as the hospital based, in the non- (inaudible) end state such as Texas and now Florida, we like the strategy of start-ups. We think there’s a better return on our investments. There are a lot of deals to be done, but there are only certain deals that meet our selection criteria, so we think that our pipeline is pretty full, and as you will continue to see, a smart deal is (inaudible) .

JOHN RANSOM: Well, Bill, what are you seeing out there in terms of EBITDA multiples currently, and where that might have been a year ago? Have prices crept up a little bit?

BILL BORNE: Well, you know, they have. We typically, in the past, were looking at deals in the 3 to 3 ½ range. The smaller deals are now probably between the 4 and 5 range. Some of the bigger deals that are being used to create platforms typically might go above that range even. But, you know, right now we’re kind of looking at the Sweet spot being a 4 to 5 range, especially if it’s a CON state.

JOHN RANSOM: Gotcha. OK. Thanks a lot.

OPERATOR: Thank you. As a reminder, if you do have a question, you may press ‘star’ then ‘1’ on your telephone key pad. Once again ladies and gentlemen, for any further questions please press ‘star’ then ‘1’ on your telephone key pads at this time. Please hold while we poll for questions.

Thank you. We do have a question coming from Josh Stewart at Sidoti and Company <Company: Sidoti & Company LLC; URL: http://www.sidoti.com > .

JOSH STEWART, SIDOT & COMPANY: Hi guys. Hey Larry, could you go over one more time the expectations for start-ups this year and if you could maybe give more insight as into where you’re going to be starting up?

LARRY GRAHAM: I’ll go into the remainder of the year, we’ve opened five, thus far this year we have seven potential start-ups in the – we’re looking at southern areas of Tennessee, southern Georgia, I won’t go into specific markets (inaudible) and we’re looking at Florida also, for the seven branches next year. And as Bill mentioned, long term we’ll be looking aggressively in the states of Texas and Florida in ‘05 and beyond, just because they’re non-CON states, and as you know, CON states can’t be start-up unless they open it up (inaudible) or apply for additional coverage.

JOSH STEWART: And then, once you get in like, say through the Vicksburg, like you’re in Mississippi now, can you open up a start-up now, or are you still restricted?

LARRY GRAHAM: Vicksburg is a single site location, but that covers several counties. Each state is a little different and whether or not you can open a start-up and how far out you can go – we can open a branch in Vicksburg, which we’re going to look at probably the next 6 – 9 months, but we want to focus on that location and getting it operating efficiently before we branch out and open a new one.

JOSH STEWART: OK. Thanks Larry.

LARRY GRAHAM: Thanks John.

OPERATOR: Thank you. At this time I’d like to turn the floor back over to management for any closing remarks.

BILL BORNE: Alright. Thanks Anthony. We certainly appreciate everybody’s interest and thank everyone for calling in this morning. We’re excited about our prospects in the company and our growth for the future. We look forward to reporting on the third quarter and we wish everybody a good day. Thanks y’all for calling.

OPERATOR: Thank you. This does conclude this morning’s conference. You may disconnect your lines at this time and have a wonderful day.

END.